Exhbit 99.1

FOR IMMEDIATE RELEASE CONTACT: CHUCK SHREVE (972) 720-1800

AVATAR SYSTEMS CONTINUES TO ADD TO CUSTOMER BASE WITH EIGHT NEW CONTRACTS IN THIRD QUARTER 2003

Dallas, Texas
November 26, 2003

Avatar (NASD OTCBB:AVSY), the petroleum industry's leading provider of integrated software solutions, secured the business of eight new oil and gas companies during the third quarter of 2003. Consistent with Avatar's positive growth trend, four existing customers also purchased system upgrades. Avatar products offer advanced solutions for accounting/financial management, production and land management, oil and gas marketing and electronic data exchange on both a licensed and ASP basis.

"We continue to capture new business as companies are discovering expanded feature/functionality and newer technology in our Petroware2000 for Windows product," says Chuck Shreve, President of Avatar Systems. "The solution provides clients enhanced reporting capabilities, which allows for better management of oil and gas property revenues and expenses."

The addition of eight new customers in only one quarter is a significant increase over the first two quarters, which saw six companies added to Avatar's client roster. Shreve says this is typical of the oil and gas industry, which tends to spend accounting technology dollars in the second half of the year.

The four clients that upgraded their Avatar systems during the third quarter did so with the Petroware Check Solutions, Petroware2000 Land System and Petroware2000 CDEX modules. Shreve notes, "We are in the process of releasing several new modules prior to year-end and are scheduled to complete even more new modules in 2004."

The product development strategy is one that works, according to Shreve. He explains, "It is a commitment to excellence that causes us to continually reinvest earnings into research and development. It is by expanding our product capabilities that we maintain a superior product, which will in turn help us to penetrate the market even further."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware TM products, approximately 40 customers utilizing the Company's Avatar400TM IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000TM, which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"TM product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.



The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

CONTACT: Avatar Systems, Inc.
Chuck Shreve, 972/720-1800
cshreve@avatarsystems.net